Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into on October 4, 2012.

BY AND BETWEEN:	KLOX TECHNOLOGIES INC., a corporation incorporated under the Canada Business Corporations Act, having its principal place of business at 275 Armand Frappier, Laval, Quebec H7V 4A7, herein represented by Dr. Francesco Bellini, its Chairman, duly authorized as he so declares;

(hereinafter referred to as the “Corporation”)

AND:	MR. MARIANO RODRIGUEZ, domiciled and residing at 2254, Étienne Montgolfier, Saint-Laurent, Québec, H4R 3C7;

(hereinafter referred to as the “Executive”)

WHEREAS the Corporation has retained the services of the Executive to act as its Vice President of Finance and Operations and Corporate Secretary, and the Executive has accepted to offer such services to the Corporation, the whole in accordance with an employment agreement dated July 12, 2011 (the “Previous Agreement”);

WHEREAS the Parties wish to cancel and replace the Previous Agreement with this employment agreement (the “Agreement”);

WHEREAS the Parties wish to set forth and confirm the terms and conditions of the Executive’s employment with the Corporation as Vice President, Chief of Finance and Operations and Corporate Secretary;

NOW THEREFORE THE PARTIES HAVE AGREED TO THE FOLLOWING:

ARTICLE 1 – DEFINITIONS

For the purposes of this Agreement, or for the purposes of any notice or communication required hereunder, the words and expressions set out below shall have the following meaning:

1.1	“Board” shall mean the board of directors of the Corporation.

1.2	“Business” shall mean, in relation to the Corporation, the business now and hereafter conducted by the Corporation up to the termination of the Agreement, as well as any business the Corporation was in the process of developing at the time of termination of the Agreement. The Business currently conducted by the Corporation consists in developing, manufacturing and selling products based on biophotonic therapy which combines the use of chemical chromophores with an enhancing gel and an activating light used in (i) dentistry (such as at home and in office teeth whitening, brightening and curing products), (ii) dermatology (such as skin rejuvenation and acne treatment products) and (iii) wound healing (either cosmetic, aesthetic or therapeutic products).

1.3	“Confidential Information” means all confidential or proprietary information relating to the Corporation, such as, without limiting the generality of the foregoing, intellectual and industrial property, including know-how, trade secrets, patents (including pending patent applications and undisclosed patents), confidential facts relating to the Business or the business and affairs of the Corporation, including, without limitation, unpublished or undisclosed financial results and related records, lists of equipment or operations, lists of customers, needs and requirements of past, present and prospective customers, lists of suppliers, lists of personnel, policies and practices, methods of operation, product and manufacturing methods and know-how, business plans, sales and accounting records, contracts, correspondence and all related documents and information, acquired by the Executive by any means whatsoever, in any form whatsoever (whether it be verbal, written, machine readable or otherwise). This also includes any information received by the Corporation from any third party towards which the Corporation has an obligation of confidentiality. However, “Confidential Information” shall not include information which:

(i)	is in the public domain, without any fault or responsibility on the Executive’s part;

(ii)	after disclosure, is lawfully received by the Executive from another Person who is lawfully in possession of such Confidential Information and such other Person was not restricted from disclosing the said information to the Executive;

(iii)	is independently developed by the Executive through Persons who have not had access to, or knowledge of, the Confidential Information; or

(iv)	is approved by the Corporation for disclosure prior to its actual disclosure.

1.4	“Intellectual Property Rights” is defined as any intellectual or industrial property rights related to the products and proceeds of the Executive’s services hereunder, including, but not limited to, all patents, inventions, discoveries, ideas (whether patentable or not), copyrightable material, trademarks, industrial and artistic works or designs, and any improvements thereon, derivative works, applications thereof or know-how related thereto, and all registrations and applications for registration of the aforesaid intellectual property rights.

1.5	“Person” shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, company, cooperative, partnership, trust, unincorporated association, affiliate or Governmental body.

1.6	“Parties” shall mean the Corporation and the Executive collectively, and a “Party” shall mean one of them individually.

ARTICLE 2 – EMPLOYMENT AND TERM

2.1	The employment of the Executive with the Corporation shall be continued and governed by the terms of this Agreement as of the date hereof.

2.2	This Agreement is concluded for an indefinite period.

2.3	The Corporation shall employ the Executive on a full-time basis and the Executive shall provide all of her full working time to the Corporation.

2.4	For greater certainty, the replacement of the Previous Agreement with this Agreement shall not constitute or be interpreted as the termination of the Executive’s employment with the Corporation.

ARTICLE 3 – DUTIES

3.1	The Executive shall serve the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation as may be determined from time to time by the Corporation’s CEO consistent with the office of the Executive. Without limitation of the foregoing, the Executive shall occupy the office Vice President, Chief of Finance and Operations and Corporate Secretary of the Corporation and, for the duration of this Agreement, the Executive shall:

(i)	Under the authority and supervision of the Corporation’s CEO, perform the duties normally allotted to Vice President, Chief of Finance and Operation and Corporate Secretary, including without limitation, the duties set forth in Schedule A and those duties that may reasonably be assigned to the Executive diligently, honestly and faithfully to the best of the Executive’s abilities and in the best interests of the Corporation;

(ii)	Use his best efforts to promote the interests and goodwill of the Corporation.

3.2	Except as otherwise agreed with the Corporation, the Executive shall not engage in duties other than those provided for in the Agreement, nor be employed with respect, or in relation, to any Person other than the Corporation without the prior written consent of the Corporation.

3.3	Nothing herein shall prevent the Executive from undertaking charitable, community or recreational activities which are not in conflict with obligations hereunder and for which the Executive is not remunerated.

ARTICLE 4 – PLACE OF WORK

The Executive’s duties shall be carried out and performed at or from the Corporation’s establishment located in the city of Montréal and/or its place d’affaires in Laval, or as otherwise specified by the Corporation, subject to any reasonable travel required in the performance of his duties hereunder or that is essential to the interests of the Corporation.

ARTICLE 5 – REPORTING PROCEDURES

The Executive shall report to the CEO and the Chairman of the Corporation. The Executive shall report fully on the affairs of the Corporation under his supervision and advise to the best of his ability and in accordance with reasonable business standards on all matters that may arise from time to time during the term of his employment by the Corporation.

ARTICLE 6 – REMUNERATION

6.1	Base Salary

(i)	The annual base salary payable to the Executive for his services hereunder shall be $240 000 payable in accordance with the Corporation’s pay policies, as amended from time to time, and subject to all applicable deductions (the “Annual Base Salary”).

(ii)	Said Annual Base Salary shall be reviewed at the end of each calendar year to determine whether an increase thereof is appropriate in light of inflation and the Executive’s achievements and responsibilities in the immediately preceding year.

6.2	Bonus

At the end of each calendar year of employment, the Executive shall be eligible to receive a cash bonus of up to thirty percent (30%) of the Annual Base Salary paid to the Executive. The amount of such cash and option bonuses shall depend upon the achievement of the Executive and/or the Corporation of management objectives to be reasonably established by the Board. These management objectives shall consist of both financial and business goals and shall be specified in writing by the Board, and a copy shall be given to the Executive prior to the commencement of the applicable year.

6.3	Car Allowance

The Executive shall be provided with a monthly car allowance of $1,000. The Executive shall be responsible for all related personal income taxes.

ARTICLE 7 – GENERAL EXPENSES

The Executive shall be reimbursed for all reasonable out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out his duties hereunder. For all such expenses the Executive shall furnish to the Corporation originals of all invoices or statements in respect of which the Executive seeks reimbursement.

ARTICLE 8 – BENEFITS

The Executive shall have the right to participate in all benefit programs and/or plans granted to employees of the Corporation, the whole in accordance with the actual programs or plans that the Corporation may institute from time to time or as otherwise required under any applicable law, including but not limited to:

(i)	A collective insurance coverage for life insurance, various medical expenses, short-term and long-term disability as well as any associated additional insurance coverage for the Executives of the Corporation; and,

(ii)	A program whereby the Corporation will subscribe and match the Executive’s investment into his RRSP, up to 5% of his base salary.

In addition, all of the Executive’s professional membership dues and contributions as well as all mandatory training requirements shall be paid for or reimbursed by the Corporation during the term of this Agreement.

ARTICLE 9 – VACATION

The Executive shall be entitled to 20 days (four weeks) of paid vacation each year during the term of this Agreement. In addition, the Executive shall be entitled to all paid Holidays given by the Corporation to its employees generally or as otherwise required under any applicable law.

ARTICLE 10 – TERMINATION

10.1	Termination For Cause

The Corporation may terminate the employment of the Executive “for cause” at any time, without notice and without compensation. For the purposes of this Agreement and without limiting the generality of the foregoing, “For Cause” shall mean a “serious reason” and/or “for good and sufficient cause” as those terms have been interpreted pursuant to the laws of Québec, and without limiting the generality of the foregoing, shall include:

(i)	The Executive’s wilful failure substantially to perform his duties and responsibilities to the Corporation or his deliberate violation of a Corporation policy;

(ii)	The commission by the Executive of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused, or is reasonably expected to result in, material injury to the Corporation;

(iii)	The unauthorized use or disclosure by the Executive of any proprietary information or trade secrets of the Corporation or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Corporation; or

(iv)	The willful breach by the Executive of any of his obligations under any written agreement or covenant with the Corporation, in each case after receiving written notification and being given an opportunity to cure any such failure or breach.

10.2	Termination Without Cause

The Corporation may terminate this Agreement and the employment of the Executive at any time, by providing 45 days’ prior notice of termination (the “Notice of Termination”). Should the Executive’s employment with the Corporation be terminated for any reason whatsoever other than For Cause or as a result of an effective change of control of the Corporation and other than upon the Executive’s death, retirement at normal retirement age or should the Executive terminate his employment for Good Reason (as defined hereinafter), the Executive will be entitled to the following severance benefits:

•	An amount equal to two (2) times the Annual Base Salary payable plus two times the maximum bonus payable (30% of the Annual Base Salary) (the “Severance Benefits”); and

•	the continuation of all other benefits or allowances and reimbursement of expenses for the period of two (2) years at the same level to which the Executive was entitled immediately prior to the termination or until the Executive enters into another employment, whichever event occurs first. However, short term and long-term disability insurance plans shall cease to apply to the Executive at the date of termination.

If the termination without cause follows an effective change of control of the Corporation, then the Severance Benefits shall be payable in accordance with the Corporation’s pay policy over the two (2) year severance period unless the Corporation is notified by the Executive in writing within two (2) weeks of such termination that he elects that his Severance Benefits be payable as a lump sum payment, or a set of lump sum payments over a specified period of time, in which case this lump sum payment or payments shall be payable within 10 days after such notification. If this termination without cause does not follow an effective change of control of the Corporation, then the Severance Benefits shall be payable in accordance with the Corporation’s pay policy over the two (2) year severance period.

For greater certainty, and notwithstanding any other provision in this agreement, the parties agree that if the Executive’s position is changed for another senior management position within the Corporation, with equivalent base salary, bonus and all benefits, this shall not be interpreted as a constructive dismissal and the Executive shall not have the right to seek the application of this section 10.2, but the provisions of this section shall continue to apply for the benefit of the Executive after this change of position within the Corporation.

10.3	Definitions

For the purposes hereof, “Good Reason” shall mean:

•	without the Executive’s express written consent, the assignment to the Executive of any duties materially inconsistent with the Executive’s position and status with the Corporation; or

•	over the Executive’s objections, a substantial reduction of the Executive’s duties and responsibilities; or

•	a reduction by the Corporation of the Annual Base Salary or benefits; or a change in the city of the Executive’s employment by the Corporation or its successor; or

•	the failure by the Corporation to maintain the Executive’s participation in or entitlement to the same level of benefits made available to the Executive immediately prior to the change of control of the Corporation at levels equivalent to those in effect prior to the change of control of the Corporation.

The Corporation agrees to cooperate with the Executive in structuring the payment of severance compensation in a manner, at no additional cost to the Corporation, as shall be most attractive to the Executive from a tax standpoint.

It is understood that the Executive shall not be required to mitigate the amount of any payment hereunder by seeking other employment or otherwise.

10.4	Termination Upon Disability

This Agreement may be immediately terminated by the Corporation, without notice and without compensation, if the Executive becomes permanently disabled. The Executive shall be deemed to have become permanently disabled if, because of illness, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive’s duties for a total of 180 days within a period of eight (8) months, consecutive or not.

10.5	Death of the Executive

In the event of the death of the Executive during the term of this Agreement, the Corporation undertakes to pay to the Executive’s estate an amount equal to six (6) month of Executive’s salary at the time of death. This amount shall be payable as a lump sum within two (2) months after the date of the death.

10.6	Termination By Executive

Should the Executive decide to voluntarily terminate his employment hereunder prior to the end of the term hereof, the Executive may terminate this Agreement and his employment hereunder upon not less than 30 days’ prior written notice to the Corporation. At any time after the Executive provides such notice, the Corporation shall be free, at its sole discretion, to terminate the employment of the Executive immediately so long as it continues to pay all amounts owing as annual base salary and continue to provide the other benefits set out hereunder for the balance of the notice period.

10.7	Fair and Reasonable

The parties hereto acknowledge that the pay in lieu of notice provisions in this Article 10 are fair and reasonable and the Executive agrees that, upon any termination of this Agreement by the Corporation in compliance with sections 10.1 or 10.2 hereof, the Executive shall have no action, cause of action, claim, or demand against the Corporation, or its officers, directors or employees as a consequence of such termination, and no amount shall be paid or owed to the Executive, pursuant to this Agreement, except for the amounts to which he is otherwise entitled under this Agreement to the date of termination.

10.8	Return of Documents

In the event of the termination of the Executive’s employment with the Corporation for any reason whatsoever, all documents, files, notes or other materials that may contain industrial secrets, Confidential Information, or any similar information, that are in the possession of the Executive at the time of termination, whether they were created by the Executive or by any other Person, including any copies thereof, shall be immediately returned or remitted to the Corporation.

10.9	Exercise of Options

Notwithstanding anything to the contrary in the Corporation Stock Option Plan for employees, non-employee directors and consultants dated April 14, 2009 (the “Stock Option Plan”), should the Corporation terminate the Executive’s employment without cause (including termination as a result of an effective change of control of the Corporation) prior to the expiry date of the Executive’s Options (as defined in the Stock Option Plan), the Executive shall be entitled to a period of three (3) years following the date the Executive’s employment is so terminated to exercise any Options he was granted under the Stock Option Plan.

10.10	Vesting of Options

Notwithstanding anything to the contrary in the Option Plan, all of the Executive’s Options shall vest and be available for exercise immediately prior to an effective change of control of the Corporation. In addition, should the Executive’s employment be terminated without cause following an effective change of control of the Corporation, then all of the Executive’s Options which have been granted between the Corporation’s effective change of control and such termination without cause, if any, shall vest and be available for exercise immediately upon the reception of the Notice of Termination. If this termination without cause does not follow an effective change of control of the Corporation, then all of the then unvested Executive’s Option shall vest linearly over the two (2) year severance period.

ARTICLE 11 – NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND OWNERSHIP OF INTELLECTUAL PROPERTY

11.1	Recognition:

The Executive hereby expressly recognizes that:

(i)	the Corporation is engaged in the Business, as defined herein;

(ii)	the services he will provide to the Corporation are special and unique;

(iii)	through his work with the Corporation, he will have access to industrial secrets and Confidential Information related to the Corporation;

(iv)	the Corporation does business on an international level;

(v)	the Corporation would not have concluded the present Agreement without the protections and undertakings contained in the present Article 11; and

(vi)	the protections and undertakings in the present Article 11 are necessary to preserve the legitimate interests of the Corporation.

11.2	Non-Competition

The Executive shall not, during the Executive’s employment and for the period following the termination of the Executive’s employment set out below, directly or indirectly, in any way whatsoever, whether alone, through or in connection with any other Person, through or in connection with any other company, or in his capacity of employee, mandatory, agent, consultant, advisor, director or shareholder, carry on, be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business, which is in whole or in part in competition with the Business or provides similar competing services in all or in part of the territory set out below.

The Executive shall, however, not be in default under this Article by virtue of the Executive’s holding, strictly for portfolio purposes and as a passive investor, no more than 5% of the issued and outstanding shares of, or any other interest in, any body corporate which is listed on any recognized stock exchange, the business of which body corporate is the same as, is substantially similar to or is in competition with the Business.

Period of Non-Competition: The Executive’s non-competition obligations set out above shall remain in effect for a period of 12 months following the termination of his employment for any reason, including his resignation.

Territory: For the purposes of the Executive’s non-competition obligations set out above, the territory shall be Canada, United States, South and Central America, Australia, Europe and Asia.

11.3	Solicitation of Employees

The Executive shall not, for a period of 12 months after the termination of this Agreement, on the Executive’s own behalf or on behalf of any other Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person:

(i)	employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Corporation any individual who is employed by the Corporation at the time of termination of this Agreement or who was employed by the Corporation within the 12 months preceding the termination of this Agreement; or

(ii)	procure or assist any Person to employ, offer employment or solicit the employment or engagement of or otherwise entice away from the employment of the Corporation any individual who is employed by the Corporation at the time of termination of this Agreement or who was employed by the Corporation within the 12 months preceding the termination of this Agreement.

11.4	Confidentiality

The Executive shall not, during his employment with the Corporation or any time thereafter, directly or indirectly, use or disclose the Corporation’s Confidential Information to any Person whatsoever. The Executive acknowledges and agrees that the Confidential Information belongs exclusively to the Corporation and that the confidentiality obligations hereunder must remain in effect for all time and must continue in full force and effect notwithstanding any violation or contravention, or any alleged violation or contravention of the present Agreement by the Corporation.

11.5	Intellectual property

The Corporation shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, writings, arrangements, packages, programs, mask work or patents, inventions, copyrightable material and other intellectual property and any improvements thereon or derivative works or applications thereof and know-how related thereto (“Intellectual Property”) that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive’s employment by the Corporation, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever. The Executive shall, at the request of the Corporation, execute such applications, assignments, certificates or other instruments as the Corporation may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such Intellectual Property, including, without limitation, as may be deemed necessary by the Corporation to apply for and obtain copyrights or patents in the name of the Corporation. The Executive agrees to disclose immediately to the Corporation or any Person designated for such purpose the acquisition, development or creation of any Intellectual Property and may under certain conditions be recognized as an inventor. The obligations of the Executive contained in this section 11.5 shall continue beyond the termination of his employment hereunder, irrespective of the cause of termination, with respect to any of the Intellectual Property acquired, obtained, developed or created by the Executive during the term of employment hereunder.

11.6	Moral Rights

The Executive hereby irrevocably waives all moral rights in and to the Intellectual Property.

11.7	Recourse

The Executive recognized that any violation or anticipated violation of the obligations set out in sections 11.2 to 11.6 inclusive hereof may result in material irreparable injury to the Corporation or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Corporation shall be entitled to obtain any or all of a temporary restraining order and a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by these sections or such other relief as may be required to enforce specifically any of the covenants in these sections.

ARTICLE 12 – LEGAL ADVICE

The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

ARTICLE 13 – NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand, sent by email, or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received five business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received five business days after the resumption of postal service. Notice shall be addressed as follows:

To the Corporation:

KLOX Technologies Inc.
275 Armand Frappier
Laval, Québec
H7V 4A7

Fax:	(450) 680-4549
Email:	fbellini@kloxtechnologies.com
Attention:	Chairman of the board

To the Executive:

Mariano Rodriguez
2254 Étienne Montgolfier
Saint-Laurent, Québec
H4R 3C7

or at such other address as any of the parties may have previously indicated in writing in conformity with the foregoing.

ARTICLE 14 – INTERPRETATION CLAUSES

14.1	Governing Law

This Agreement shall be construed in accordance with the intent of the parties hereunder and governed by the laws of the Province of Québec and the laws of Canada where applicable. Any dispute whatsoever arising from the interpretation, application, or effect of this Agreement shall be referred to the courts sitting in the District of Montreal.

14.2	Headings

The headings in this Agreement are for convenience only and shall not in any way limit or be deemed to construe or interpret the terms and provisions of this Agreement.

14.3	Preamble

The preamble to this Agreement shall form an integral part hereof.

14.4	Additional Considerations

The parties shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every part thereof.

14.5	Severability

If, in any jurisdiction, any provision of this Agreement or its application or any party or circumstances is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

14.6	Waiver

The failure of either party at any time to require the performance by the other party of any provision shall in no way affect the full right to require such performance at any time thereafter, nor shall a waiver by either party of any breach of the provisions be taken or held to be a waiver of any succeeding breach of such provisions or as a waiver of the provision itself. The rights and recourses of the parties under this Agreement are cumulative and not alternative.

14.7	Assignment

Except as otherwise provided herein, the Executive shall not assign his rights granted hereunder, in whole or in part, except with the prior written consent of the Corporation.

14.8	Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.9	Counterparts

This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

14.10	Declaration

Each party to the present declares and expressly acknowledges that the provisions of this Agreement have been liberally negotiated between the parties. Each of the parties having read, signed and understood this Agreement, expressly renounces to invoke the nullity of any or all provisions for the purpose that such provisions are abusive, incomprehensible and illegible.

14.11	Amendments

This Agreement may be modified or amended in whole or in part at the parties’ discretion, however, any such modification shall only take effect when acknowledged in writing by all parties.

14.12	Entire Agreement

This Agreement and the schedules, if any, constitute the entire agreement between the parties hereto and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

14.13	Currency

All references to monetary amounts in this Agreement shall be deemed to be references to Canadian currency unless otherwise stipulated.

14.14	Language

The Parties confirm that they have agreed that this Agreement and all documents relating hereto be drafted in English. Les Parties confirment qu’elles ont accepté que la présente convention, de même que tous les documents s’y rattachant, soient rédigés en anglais.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement, as of the date first hereinabove mentioned.

KLOX TECHNOLOGIES INC.

/s/ Mariano Rodriguez	Per:	/s/ Francesco Bellini
MR. MARIANO RODRIGUEZ		Francesco Bellini Chairman

SCHEDULE A

1.	Oversee financial resources to sustain strategy with programs.

2.	Manage all aspects of finance and accounting.

3.	Manage and negotiate Insurance Portfolio.

4.	Oversee budget, expenses and cash flows.

5.	Oversee Corporate Legal aspects.

6.	Oversee Human resource administration and plans.

7.	Oversee all taxation including R&D tax credits matters.

8.	Oversee production and logistics matters.

9.	Oversee Business Development matters.

10.	Negotiate and assist in concluding agreements with customers / distributors.

11.	Negotiate and assist in concluding agreements with suppliers and vendors.

12.	Act as Corporate secretary to the Board of directors.